UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 23, 2019 (January 18, 2019)

CALERES, INC.
(Exact name of registrant as specified in its charter)

New York	1-2191	43-0197190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8300 Maryland Avenue, St. Louis, Missouri	63105
(Address of principal executive offices)	(Zip Code)

(314) 854-4000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On January 18, 2019, Caleres, Inc. (the “Company”) and certain of its subsidiaries (Sidney Rich Associates, Inc., BG Retail, LLC, Allen Edmonds LLC, Vionic International LLC and Vionic Group LLC (collectively with the Company, the “Borrowers”)) entered into a Third Amendment to Fourth Amended and Restated Credit Agreement dated as of January 18, 2019 (the “Amendment”) with a group of lenders named in the Credit Agreement (as hereinafter defined) (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent and collateral agent. The Amendment amended the Fourth Amended and Restated Credit Agreement, dated as of December 18, 2014 (as amended, the “Credit Agreement”). The Credit Agreement matures on January 18, 2024.

The Credit Agreement provides for senior secured revolving credit facilities in an aggregate amount of up to $500.0 million, subject to the calculated borrowing base restrictions, which may be increased by up to $250.0 million (which may be further increased to account for excess borrowing base), from time to time during the term of the Credit Agreement, subject to the approval of the lenders assuming a portion thereof. Up to $100.0 million of the facilities may be used for the issuance of letters of credit and banker’s acceptances, and up to $50.0 million of the facilities may be used for the making of swingline loans. Borrowing availability under the Credit Agreement is limited to the lesser of the total commitments and the borrowing base (the “Loan Cap”), which is based on stated percentages of the sum of eligible accounts receivable, eligible inventory and eligible credit card receivables, less applicable reserves. As of January 5, 2019, the Company had approximately $10.5 million of credit extensions outstanding (including outstanding letters of credit), and approximately $139.5 million available for borrowing, under the Credit Agreement.

Interest on borrowings is at variable rates based on the LIBOR rate or the prime rate, as defined in the Credit Agreement, plus a spread based upon the level of “excess availability” under the Credit Agreement (i.e., the excess, if any, of (a) the lesser of the then Loan Cap, over (b) the outstanding credit extensions). The interest rate and fees for letters of credit varies based upon the level of excess availability under the facility. There is an unused line fee payable on the excess availability under the facility and a letter of credit fee payable on the outstanding exposure under letters of credit.

The Borrowers’ obligations under the Credit Agreement are guaranteed by each of the Borrowers and are secured by a first priority security interest in all of their respective accounts receivable, inventory and certain other collateral, including all proceeds of such collateral.

The Credit Agreement limits the Company’s ability to create, incur, assume or permit to exist additional indebtedness and liens, make investments or specified payments, give guarantees, pay dividends, purchase its stock, make capital expenditures and merge or acquire or sell assets. In addition, certain additional covenants would be triggered if excess availability were to fall below specified levels, including fixed charge coverage ratio requirements. Furthermore, if excess availability falls below the greater of 10.0% of the Loan Cap and $40.0 million for three consecutive business days or an event of default occurs, the collateral agent may assume dominion and control over the Company’s cash (a “cash dominion event”) until such event of default is cured or waived or the excess availability exceeds such amount for 30 consecutive days, provided that a cash dominion event shall be deemed continuing (even if an event of default is no longer continuing and/or excess availability exceeds the required amount for thirty (30) consecutive business days) after a cash dominion event has occurred and been discontinued on two (2) occasions in any twelve (12) month period.

In the event that the Company has not repaid, repurchased or defeased its outstanding 6.250% Senior Notes due 2023 at least 45 days prior to their maturity, the Lenders will take a reserve for the then outstanding principal amount of such senior notes.

The Credit Agreement contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to similar obligations, certain events of bankruptcy and insolvency, judgment defaults and the failure of any guaranty or security document supporting the agreement to be in full force and effect. In addition, if the excess availability falls below the greater of (i) 10.0% of the Loan Cap and (ii) $40.0 million and the fixed charge coverage ratio is less than 1.0 to 1.0, the Company would be in default under the Credit Agreement.

Some of the Lenders under the Credit Agreement and/or their affiliates have or may have had various relationships with the Company and its subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting, commercial banking, letters of credit, for which the Lenders and/or affiliates receive customary fees and, in some cases, out-of-pocket expenses.

The foregoing description is only a summary and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided above in response to Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.    Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit Number	Description
10.1
Third Amendment to Fourth Amended and Restated Credit Agreement dated as of January 18, 2019, by and among the Company, certain of its subsidiaries party thereto (collectively with the Company, the “Borrowers”)), the financial institutions party thereto, as lenders, and Bank of America, N.A., as administrative agent and collateral agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALERES, INC.
(Registrant)

Date: January 23, 2019	/s/ Thomas C. Burke
Thomas C. Burke
Vice President, General Counsel and Secretary